THE GAP, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Conformed Copy of the Plan through its proposed First Amendment on June 2, 2008)

CONFORMED COPY OF

THE GAP, INC.

EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED DECEMBER 1, 2006

AND AMENDED JUNE 2, 2008

1.	Purpose of the Plan

The Gap, Inc. originally established The Gap, Inc. Employee Stock Purchase Plan, effective as of December 1, 1994, in order to provide eligible employees of the Company and its participating Subsidiaries with the opportunity to purchase Common Stock through payroll deductions. The Plan was amended and restated effective as of January 29, 2002, was further amended and restated, effective December 1, 2006, and was further amended, effective as of June 2, 2008. The Plan is intended to qualify as an employee stock purchase plan under Section 423(b) of the Code.

2.	Definitions

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act shall include such Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.4 “Common Stock” means the common stock of the Company.

2.5 “Company” means The Gap, Inc., a Delaware corporation.

2.6 “Compensation” means a Participant’s gross salary, wages, commissions and overtime pay, but shall not include bonuses.

2.7 “Eligible Employee” means every Employee of an Employer, except any Employee who, immediately after the grant of a purchase right under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code).

2.8 “Employee” means an individual who is a common-law employee of any Employer. Notwithstanding the preceding sentence, the term “Employee” shall not include any individual who is classified as a “seasonal employee” (i.e., an employee whose customary employment is for not more than five months in any calendar year).

2.9 “Employer” or “Employers” means any one or all of the Company and those Subsidiaries which, with the consent of the Board, have adopted the Plan.

2.10 “Enrollment Date” means each March 1, June 1, September 1, and December 1, and such other dates determined by the Plan Administrator (in its discretion) from time to time.

2.11 “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 7 or Section 8.

2.12 “Payroll Deduction Account” means an account maintained by the Plan Administrator for each Participant to which shall be credited all payroll deductions and from which shall be deducted amounts charged for the purchase of shares of Common Stock hereunder and withdrawals.

2.13 “Plan” means The Gap, Inc. Employee Stock Purchase Plan, as amended and restated as set forth in this instrument and as hereafter amended from time to time.

2.14 “Plan Administrator” means the Company.

2.15 “Purchase Date” means the last business day of May, August, November and February, or such other specific business days as may be established by the Plan Administrator from time to time, on which shares shall be purchased for Participants hereunder.

2.16 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting purchase rights under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	Shares Subject to the Plan

3.1 Number Available. Prior to June 2, 2008, 24,500,000 shares of Common Stock were registered for issuance pursuant to the Plan; effective June 2, 2008 the total number of shares of Common Stock available for issuance was increased to 32,500,000. Shares sold under the Plan may be newly issued shares or treasury shares.

3.2 Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Board may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares subject to any purchase right under the Plan.

4.	Enrollment

4.1 Participation. Each Eligible Employee may elect to become a Participant by enrolling in the Plan as of any Enrollment Date. Each such election shall be made at such time, and in such manner, as the Plan Administrator shall determine from time to time. A Participant who enrolls as of an Enrollment Date shall be automatically re-enrolled in the Plan on each subsequent Enrollment Date until the Participant withdraws pursuant to Section 7 or otherwise ceases to be a Participant pursuant to Section 8.

4.2 Payroll Withholding. Each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation at a rate equal to any whole percentage from 1% to 15%, or such lesser percentage that the Plan Administrator may establish from time to time. A Participant may elect to increase or decrease his or her rate of payroll withholding (effective as of any Enrollment Date), or may stop his or her payroll withholding entirely. Each election under this Section shall be made at such time, and in such manner, as the Plan Administrator shall determine from time to time. Any Participant who is automatically re-enrolled in the Plan will be deemed to have elected to continue his or her contributions at the percentage last elected by the Participant.

5.	Right to Purchase Shares of Common Stock

5.1 Purchase Right. Each Participant enrolling or re-enrolling in the Plan on an Enrollment Date shall have the right to purchase shares of Common Stock on the next following Purchase Date.

5.2 Number of Shares Available for Purchase. Each Participant shall have the right to purchase as many full and fractional shares of Common Stock as may be purchased with the amounts credited to his or her Payroll Deduction Account as of the applicable Purchase Date. Notwithstanding the preceding, no Participant shall have the right to purchase shares under the Plan, or under any other similar employee stock purchase plan of the Employers, having a fair market value in excess of $25,000 (with fair market value to be measured at the applicable Enrollment Dates of such shares) in any calendar year during which such Participant is enrolled in the Plan at any time. Furthermore, in no event shall a Participant have the right to purchase in excess of 25,000 shares of Common Stock in any calendar year.

5.3 Other Terms and Conditions. Each purchase right shall be subject to the following additional terms and conditions:

(a) payment for shares purchased shall be made only through payroll withholding under Section 4.2;

(b) purchase of shares will be accomplished only in accordance with Section 6.1;

(c) the price per share to be purchased will be determined as provided in Section 6.1; and

(d) the purchase right in all respects shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis) as the Plan Administrator shall determine from time to time in its discretion.

6.	Purchase of Shares

6.1 Purchases. On each Purchase Date, the funds then credited to each Participant’s Payroll Deduction Account shall be used to purchase whole shares of Common Stock, or fractional shares of Common Stock at the Plan Administrator’s discretion. To the extent that fractional shares are not purchased, any cash remaining after whole shares of Common Stock have been purchased shall be carried forward in the Participant’s Payroll Deduction Account for the purchase of shares on the next Purchase Date. The price of the shares purchased under the Plan shall be 85% of the closing price of Common Stock on the applicable Purchase Date on the New York Stock Exchange Composite Transactions Index.

6.2 Crediting of Shares. Shares purchased on any Purchase Date shall be delivered to a broker designated by the Plan Administrator to hold shares for the benefit of the Participants. As determined by the Plan Administrator from time to time, such shares shall be delivered as physical certificates or by means of a book entry system. Although the Participant may direct the broker to sell such shares at any time (subject to applicable securities laws), the shares may not be transferred to another broker (other than the one designated from time to time by the Plan Administrator) or to any other person (including the Participant) until 24 months after the Enrollment Date immediately preceding the Purchase Date of the shares.

6.3 Exhaustion of Shares. If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Any funds that cannot be applied to the purchase of shares due to over-enrollment shall be refunded to the Participants (without interest).

7.	Withdrawal

A Participant may withdraw from the Plan at any time, by notifying the Plan Administrator in accordance with such procedures and within such time periods as the Plan Administrator shall determine. Upon a Participant’s withdrawal, the Participant’s payroll contributions shall cease. All amounts then credited to the Participant’s Payroll Deduction Account shall be used to purchase shares in accordance with Section 6.1 at the next following Purchase Date or, at the election of the Participant and only in accordance with such procedures and within such time periods as the Plan Administrator shall determine, be distributed to him or her (without interest) as soon as administratively feasible thereafter.

8.	Cessation of Participation

A Participant shall cease to be a Participant immediately upon the proper good faith notification to the Plan Administrator of the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason). As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s Payroll Deduction Account shall be distributed to him or her (without interest).

9.	Administration

9.1 Plan Administrator. The Plan Administrator shall have the authority to control and manage the operation and administration of the Plan.

9.2 Powers of Plan Administrator. The Plan Administrator shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan;

(b) To determine any and all considerations affecting the eligibility of any employee to become a Participant or to remain a Participant in the Plan;

(c) To cause an account or accounts to be maintained for each Participant;

(d) To determine the time or times when, and the number of shares for which, purchase rights shall be granted;

(e) To establish and revise an accounting method or formula for the Plan;

(f) To designate a broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated broker;

(g) To determine the status and rights of Participants;

(h) To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i) To establish, from time to time, rules for the administration of the Plan;

(j) To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and

(k) To delegate to any person the authority to perform for and on behalf of the Plan Administrator one or more of the functions of the Plan Administrator under the Plan.

9.3 Decisions of Plan Administrator. All actions, interpretations, and decisions of the Plan Administrator shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

9.4 Administrative Expenses. All expenses incurred in the administration of the Plan by the Plan Administrator, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers; except that any stamp duties or transfer taxes applicable to a Participant’s purchase of shares may be charged to the Participant’s Payroll Deduction Account. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but brokerage fees for the resale of shares by a Participant shall be borne by the Participant.

10.	Amendment, Termination and Duration

10.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason, by action of the Board, the Compensation and Management Development Committee of the Board, or a duly authorized officer of the Company.

If the Plan is terminated, the Board, in its discretion, may elect to terminate all outstanding purchase rights either immediately or upon completion of the purchase of shares on the next Purchase Date. If the purchase rights are terminated before the applicable Purchase Date, all amounts then credited to Participants’ Payroll Deduction Accounts which have not been used to purchase shares shall be returned to the Participants (without interest) as soon as administratively practicable.

10.2 Duration of the Plan. Subject to Section 10.1 (regarding the Board’s right to amend or terminate the Plan), the Plan shall remain in effect indefinitely.

11.	General Provisions

11.1 Participation by Subsidiaries. One or more Subsidiaries of the Company may become Employers by adopting the Plan and obtaining approval for such adoption from the Board. By adopting the Plan, a Subsidiary shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (a) to the Board to amend the Plan, and (b) to the Plan Administrator to administer and interpret the Plan. Any Employer may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

11.2 Inalienability. In no event may either a Participant, a former Participant or his or her beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order. The preceding shall not affect the Participant’s right to direct the sale or transfer of shares that have been delivered to the broker designated by the Plan Administrator under Section 6.2 (subject to the provisions of the Plan).

11.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.4 Requirements of Law. The granting of purchase rights and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Plan Administrator may determine are necessary or appropriate.

11.5 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of purchase rights, the purchase of shares, nor any action of any Employer or the Plan Administrator, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

11.6 Apportionment of Cost and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Subsidiaries, and the costs of the Plan may be equitably apportioned by the Plan Administrator among the Company and the other Employers. Whenever an

Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

11.7 Construction and Applicable Law. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. The provisions of the Plan shall be construed, administered and enforced in accordance with such Section and with the laws of the State of California (excluding California’s conflict of laws provisions).

11.8 Captions. The captions contained in the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.